Exhibit 10.11

Standing Loan Agreement

This Standing Loan Agreement, dated as of March 22, 2001, is between Super Micro Computer, Inc., a California corporation (“Borrower”) and Bank of America, N.A. and its successors and assigns (“Bank”).

AGREEMENT

1.	Loan Terms

1.1	Amount and Purpose

Bank shall make a loan to Borrower in the principal amount of Eight million seven hundred twelve thousand and no/100 Dollars ($8,712,000.00) (the “Loan”) to be used for the following purpose: To purchase real property. The Loan will be evidenced by a promissory note (the “Note”) payable to Bank in the original principal amount of the Loan and will be secured by a Deed of Trust with Assignment of Rents and Fixture Filing (“Deed of Trust”) covering certain real property commonly known as 980 Rock Avenue, San Jose, California (together with all improvements now or hereafter located thereon, the “Property”) and certain personal property and other collateral. N/A (collectively, “Guarantors”) will guaranty Borrower’s obligations under this Agreement pursuant to a N/A of even date herewith (collectively, the “Guaranties”). (If “Not Applicable” is indicated in the previous sentence, the Loan will not be guaranteed and all references to “Guaranties” and “Guarantors” in this Agreement may be disregarded.)

In addition, Borrower has agreed to indemnify Bank against certain environmental hazards pursuant to a Secured and Unsecured Indemnity Agreement. The term “Guarantor” shall include this party and the term “Guaranty” shall include this indemnity agreement. This Agreement, the Note, the Deed of Trust, the Guaranties, if any, and all other documents evidencing, securing or otherwise pertaining to the Loan will be referred to as the “Loan Documents.”

1.2	Documentation

At the closing of this transaction, Borrower will deliver the following documents and other items, executed and acknowledged as appropriate, all in form and substance satisfactory to Bank: (a) this Agreement; (b) the Note; (c) the Deed of Trust; (d) a UCC-1 Financing Statement perfecting a first-position lien on all personal property collateral, if any; (e) the Guaranties, if any; (f) an ALTA title insurance policy insuring Bank that the Deed of Trust constitutes a valid and enforceable lien on the Property subject and subordinate only to such liens or other matters as Bank has approved in writing; (g) if the Deed of Trust is to be junior to any other lien or deed of trust on the Property, a Beneficiary’s Statement from the holder of such prior lien or deed of trust; (h) evidence of the casualty and other insurance coverage required under this Agreement; (i) if Borrower is anything other than a natural person, evidence of Borrower’s due formation and good standing, as well as due authorization and execution of the Loan Documents; (j) if applicable, Subordination Agreements and Estoppels from tenants leasing space in the Property; (k) if the Property is to be leased to third parties, Borrower’s pro forma lease form; (l) a loan fee in the amount of $87,120.00; (m) an Environmental Questionnaire and Disclosure Statement prepared and certified by Borrower, and, if Bank requires, an environmental survey of the Property prepared by an environmental consultant satisfactory to Bank; and (n) such other documents, Property information and other assurances as Bank may require.

1.3	The Affiliate

N/A, an entity affiliated with Borrower (the “Affiliate”), shall occupy the Property for the conduct of its regular business. Borrower acknowledges that the Affiliate’s activities and financial condition are of material concern to Bank. Accordingly, all references in this Agreement to Borrower shall be understood to mean the Affiliate as well as, or in lieu of, Borrower, as the context may require. For example, any covenant by Borrower to comply with laws respecting its business shall include a convenant to casue the Affiliate to comply as well. Likewise, any representation regarding Borrower’s business shall also be a representation regarding the Affiliate’s business, and any condition or Event of Default that involves Borrower’s financial condition or activities shall also include the Affiliate’s financial condition or activities.

1.4	Disbursement Procedures

Bank shall disburse the Loan proceeds as follows:

by wire to North American Title Company, escrow number 2200983.

II.	Convenants of the Borrower

Borrower promises to keep each of the following covenants:

2.1	Compliance with Law

Borrower shall comply with all existing and future laws, regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Property and Borrower’s business.

2.2	Conditional Sales Contracts

Without Bank’s prior written consent, Borrower shall not purchase any materials, equipment, furnishings or fixtures to be installed on the Property under any agreement where the seller reserves title or the right of removal or repossession after such items are installed on the Property.

2.3	Site Visits

Borrower shall allow Bank access to the Property at any reasonable time for the purposes of performing an appraisal, inspecting the Property, taking soil or groundwater samples, and conducting tests, among other things, to investigate for the presence of Hazardous Substances, as defined in Article IV. Borrower shall also allow Bank to examine, copy and audit its books and records. Bank is under no duty to visit or observe the Property, or to examine any books or records. Any site visit, observation or examination by Bank shall be solely for the purpose of protecting Bank’s security and preserving Bank’s rights under the Loan Documents. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition affecting the Property, including any defects in the design or construction of any improvements on the Property or the presence of any Hazardous Substances on the Property.

2.4	Insurance

Borrower shall maintain the following insurance:

(a)	All risk property damage insurance in nonreporting form on the Property, with a policy limit in an amount not less than the full insurable value of the Property on a replacement cost basis, including tenant improvements, if any. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement, taxes and insurance premiums, a lender’s loss payable endorsement (438 BFU) in favor of Bank, and any other endorsements required by Bank.

(b)	Comprehensive General Liability coverage with such limits as Bank may require. This policy shall name Bank as an additional insured. Coverage shall be written on an occurrence basis, not claims made.

(c)	Such other insurance as Bank may require, which may include earthquake and flood.

All policies of insurance required by Bank must be issued by companies approved by Bank and otherwise be acceptable to Bank as to amounts, forms, risk coverages and deductibles. In addition, each policy (except workers’ compensation) must provide Bank at least thirty (30) days’ prior notice of cancellation, non-renewal or modification. If Borrower fails to keep any such coverage in effect while the Loan is outstanding, Bank may procure the coverage at Borrower’s expense. Borrower shall reimburse Bank, on demand, for all premiums advanced by Bank, which advances shall be considered to be additional loans to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.

2.5	Payment of Expenses

Borrower shall pay all costs and expenses incurred by Bank in connection with the making, disbursement and administration of the Loan, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of any of the Bank’s rights or remedies under this Agreement. Such costs and expenses include title insurance, recording and escrow charges, fees for appraisal, environmental services, legal fees and expenses of Bank’s counsel and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank’s employees or by independent contractors. Borrower acknowledges that the Loan fee does not include amounts payable by Borrower under this section. All such sums incurred by Bank and not immediately reimbursed by Borrower shall be considered an additional loan to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.

2.6	Financial and Other Information

If Borrower or any Guarantor is other than a natural person or a trust, Borrower shall provide Bank, within one hundred twenty (120) days of the close of Borrower’s and each such Guarantor’s fiscal year-end, its and each such Guarantor’s annual financial statements, including a year-end balance sheet and annual profit and loss statement and shall provide copies of its and each such Guarantor’s tax returns, together with all supporting schedules, within thirty (30) days of filing same. Borrower and Guarantor shall provide CPA audited financial statements. If Borrower or any Guarantor is a natural person or a trust, Borrower shall provide Bank its and each such Guarantor’s year end financial statement within ninety (90) days of the calendar year end and shall provide copies of its and each such Guarantor’s tax returns, together with all supporting schedules, within thirty (30) days of filing same. Borrower shall also provide an annual operating statement on the Property in form and substance satisfactory to Bank. On request, Borrower shall promptly provide Bank with any other financial or other information concerning its and each Guarantor’s affairs and properties as Bank may request.

2.7	Notices

Borrower shall promptly notify Bank in writing of:

(a)	any litigation affecting Borrower, any Guarantor or the Property, and, if Borrower or any Guarantor is other than a natural person or trust, any general partner or controlling shareholder of Borrower or such Guarantor;

(b)	any notice that the Property or Borrower’s or Guarantor’s business fails in any respect to comply with any applicable law, regulation or court order; and

(c)	any material adverse change in the physical condition of the Property or Borrower’s or any Guarantor’s financial condition or operations or other circumstance that adversely affects Borrower’s intended use of the Property or Borrower’s ability to repay the Loan.

2.8	Indemnity

Borrower agrees to indemnify, defend with counsel acceptable to Bank, and hold Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the ownership, operation, or use of the Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. Notwithstanding anything to the contrary in any other Loan Document, the provisions of this Section 2.8 shall not be secured by the Deed of Trust, and shall survive the termination of this Agreement, repayment of the Loan and foreclosure of the Deed of Trust or similar proceedings.

2.9	Preservation of Rights; Maintenance of Properties

Borrower shall obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s business. Borrower shall maintain all its properties in good condition.

2.10	Transfer of Assets

Borrower will not transfer assets to a trust unless the trust agreement is reviewed by the Bank and judged acceptable and the trustee issues a guarantee or payment.

2.11	Negative Covenants

Without Bank’s prior written consent, Borrower shall not:

(a)	engage in any business activities substantially different from Borrower’s present business;

(b)	liquidate or dissolve Borrower’s business;

(c)	lease or dispose of all or a substantial part of Borrower’s business or Borrower’s assets;

(d)	sell any assets for less than fair market price; or

(e)	enter into any consolidation, merger, pool, syndicate or other combination.

2.12	Performance of Acts

Upon request by Bank, Borrower shall perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents.

2.13	Keeping Guarantor Informed

Borrower shall keep each Guarantor, and any third party executing the Deed of Trust or any other security instrument securing the Loan, informed of Borrower’s financial condition and business operations and all other circumstances which may affect Borrower’s ability to pay and perform its obligations under the Loan Documents. In addition, Borrower shall deliver to each such person all of the financial information required to be furnished to Bank hereunder.

III.	Use or Leasing of the Property

3.1	Use of the Property

(a)	Borrower shall occupy the Property for the conduct of its regular business. Borrower shall not change its intended use of the Property without Bank’s prior written approval.

3.2	Leasing

Except as otherwise approved by Bank in writing, all leases of space in the Property shall be documented on a pro forma lease approved by Bank, shall be entered into with bona fide third party tenants financially capable of performing their obligations under their leases, and shall reflect arms-length transactions at the then current market rate for comparable space. Borrower shall perform all obligations required to be performed by it as landlord under any lease affecting any part of the Property. Borrower shall not accept payment of more than one month’s rent in advance from any tenant.

3.3	Delivery of Leasing Information and Documents

Borrower shall promptly deliver to Bank such rent rolls, leasing schedules and reports, operating statements or other leasing information as Bank from time to time may request, and shall promptly notify Bank of any material tenant dispute or material adverse change in leasing activity on the Property. Borrower shall promptly obtain and deliver to Bank such estoppel certificates and subordination and attornment agreements from tenants as Bank from time to time may require. In no event shall any approval by Bank of a lease be a representation of any kind with regard to the lease or its enforceability, or the financial capacity of any tenant or lease guarantor.

3.4	Income from property

Borrower shall first apply all income derived from the Property, including all income from leases, to pay costs and expenses associated with the ownership, maintenance, operation and leasing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. No such income shall be distributed or paid to any partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, unless all such costs and expenses which are then due have been paid in full.

Hazardous Substances

Notwithstanding any provision in the Deed of Trust or any other Loan Document, the provisions of this Article IV shall not be secured by the Deed of Trust and shall survive termination of this Agreement, repayment of the Loan, and foreclosure of the Deed of Trust or similar proceedings.

4.1	Definition of Hazardous Substance

For purposes of this Agreement, a “Hazardous Substance” is defined to mean any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any federal, state or local law, regulation or ordinance.

4.2	Indemnity Regarding Hazardous Substances

Borrower agrees to indemnify, defend with counsel acceptable to Bank, and hold Bank, its parent and affiliated companies, and their respective officers, directors, employees and agents, harmless from and against all actual or threatened liabilities, claims, actions, damages (including foreseeable and unforeseeable consequential damages), penalties, costs, expenses (including attorney’s fees) and losses directly or indirectly arising out of or resulting from the presence of any Hazardous Substance in or around any part of the Property or in the soil or groundwater under the Property, including (1) any expenses incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, and (2) any resulting damages or injuries to the person or property of any third parties or to any natural resources. In addition, Borrower shall similarly indemnify, defend and hold harmless any persons purchasing the Property through a foreclosure sale or following a foreclosure sale, and any persons purchasing the Loan or any portion of or interest in it.

4.3	Representation and Warranty

Before signing this Agreement, Borrower has received written information concerning Hazardous Substances on or about the Property (if any), and Borrower has caused certain persons to research and inquire into the previous, current and contemplated uses and ownership of the Property. Based on said information and inquiries, Borrower represents and warrants that, to the best of its knowledge, no Hazardous Substance has been or will be disposed of, released onto or otherwise exists in, on, or under the Property, except as Borrower has disclosed to Bank in writing.

4.4	Compliance with Law; Notices

Borrower has complied, and shall comply and cause all occupants of the Property to comply, with all laws, regulations and ordinances governing or applicable to Hazardous Substances as well as the recommendations of any qualified environmental engineer or other expert. Borrower shall promptly notify Bank if it knows or suspects there may be any Hazardous Substance in or around the Property, or in the soil or groundwater under the Property, or if any action or investigation by any governmental agency or third party pertaining to Hazardous Substances is pending or threatened.

Representations and Warranties

Borrower promises that each representation and warranty set forth below is true, accurate and correct.

5.1	Formation; Authority

If Borrower is anything other than a natural person, it has complied with all laws and regulations concerning its organization, existence and the transaction of its business, and is in good standing in each state in which it conducts its business. Borrower is authorized to execute, deliver and perform its obligations under each of the Loan Documents.

5.2	No Violation

Neither Borrower nor the Property is in violation of, nor do the terms of this Agreement conflict with, any regulation or ordinance, any order of any court or governmental entity, or any covenant or agreement affecting Borrower or the Property. There are no claims, actions, proceedings or investigations pending or threatened against Borrower or affecting the Property except for those previously disclosed by Borrower to Bank in writing.

5.3	Financial Information

All financial information which has been and will be delivered to Bank, including all information relating to the financial condition of Borrower, any of its partners, shareholders, or other principals, any Guarantor, and the Property, does and will fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted. As of the date hereof, there has been no material adverse change in any financial condition reported at any time to Bank.

5.4	Borrower Not a “Foreign Person”

Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

5.5	Disclosure to Guarantor

Before each Guarantor, and, if applicable, each third party executing the Deed of Trust or other instrument securing the Loan, became obligated in connection with the Loan, Borrower made full disclosure to that person regarding Borrower’s financial condition and business operations and all other circumstances bearing upon Borrower’s ability to pay and perform its obligations under the Loan Documents.

5.6	Other Financial Information

(a)	Current Ratio. Borrower shall maintain a current ratio of no less than 1.50.

(b)	Debt to Tangible Net Worth. Borrower shall have a debt-to tangible net worth ratio of no more than 2.25 at fiscal year end 6/30/01 and 6/30/02, 2.00 at fiscal year end 6/30/03, and 1.75 at each fiscal year end thereafter.

(c)	Debt Coverage Ratio. Borrower shall maintain a debt coverage ratio of no less than 1.35. This ratio will be calculated by adding together Net Profits, Depreciation and Interest Expense and dividing this total by the total of all principal and interest payment due in the fiscal year.

VI.	Default and Remedies

6.1	Events of Default

Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events (“Events of Default”):

(a)	Borrower fails to make any payment due under the Note, or fails to make any payment demanded by Bank under any Loan Document, within ten (10) days after the date due or demanded; or

(b)	Borrower fails to comply with any covenant contained in this Agreement other than those referred to in clause (a), and does not either cure that failure within thirty (30) days after written notice from Bank, or, if the default cannot be cured in thirty days, within a reasonable time; or

(c)	Borrower or any Guarantor, or Borrower’s managing general partner if it is a partnership or its majority shareholder if it is a corporation, becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; or

(d)	Borrower or any Guarantor dissolves or liquidates, or any of these events happens to Borrower’s managing general partner if it is a partnership or to its chief executive or majority shareholder if it is a corporation, or, if Borrower or any Guarantor is a trust, the trust is revoked or materially modified or there is a change or substitution of the trustee; or

(e)	Borrower or any Guarantor dies or becomes permanently disabled, or any of these events happens to Borrower’s or any Guarantor’s managing general partner, if it is a partnership, or its trustee, if it is a trust; or

(f)	Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

(g)	Any Guarantor revokes its Guaranty or any Guaranty becomes ineffective for any reason; or

(h)	An event of default occurs under any of the Loan Documents; or

(i)	Bank fails to have an enforceable first lien on or security interest in any property given as security for the Loan (except as approved by Bank in writing); or

(j)	A lawsuit or suits are filed against Borrower or any Guarantor, or a judgment or judgments are entered against Borrower or any Guarantor, or any government authority takes action that materially adversely effects Borrower’s intended use of the Property or Borrower’s or any Guarantor’s ability to repay the Loan; or

(k)	Borrower, any Guarantor or any person affiliated with Borrower or any Guarantor fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower has with Bank or any affiliate of Bank, including without limitation that certain loan made by Bank in the amount of $1,263,000.00 secured by a junior deed of trust on the Property. For the purposes of this section, “affiliated with” means in control of, controlled by or under common control with; or

(l)	Borrower, any Guarantor or any person affiliated with Borrower or any Guarantor defaults in connection with any credit such person has with any lender, if the default consists of the failure to make a payment when due or gives the other lender the right to accelerate the obligation, or if the obligation is secured by a lien on the Property. For the purposes of this section, “affiliated with” means in control of, controlled by or under common control with; or

(m)	There is a material adverse change in Borrower’s or any Guarantor’s financial condition, or event or condition that materially impairs Borrower’s intended use of the Property or Borrower’s or any Guarantor’s ability to repay the Loan.

6.2	Remedies

If an Event of Default occurs under this Agreement,

(a)	Bank may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Bank’s rights and remedies shall be cumulative. All of Borrower’s obligations under the Loan Documents shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank’s option, exercisable in its sole discretion.

(b)	Bank shall have the right in its sole discretion to enter the Property and take possession of it whether in person, by agent or by court-appointed receiver, collect rents and otherwise protect its collateral. If Bank exercises any of the rights or remedies provided in this clause (b), that exercise shall not make Bank a partner or joint venturer of Borrower. All sums which are expended by Bank in preserving its collateral shall be considered an additional loan to Borrower secured by the Deed of Trust and bearing interest at the default rate provided in the Note.

Reference and Arbitration

7.1	Judicial Reference

In any judicial action between or among the parties, including but not limited to any action or cause of action arising out of or relating to this Agreement or the Loan Documents or based on or arising from an alleged tort, all decisions of fact and law shall at the request of any party be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The parties shall designate to the court a referee or referees selected under the auspices of the American Arbitration Association (“AAA”) in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

7.2	Mandatory Arbitration

After the Deed of Trust has been released, fully reconveyed, or extinguished, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrators(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

7.3	Real Property Collateral

Notwithstanding the provisions of Section 7.2, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 7.1.

7.4	Provisional Remedies, Self-Help and Foreclosure

No provision of this Article VII shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

VIII.	Miscellaneous Provisions

8.1	No Waiver; Consents

No alleged waiver by Bank shall be effective unless in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Bank to take action on account of any default of Borrower. Consent by Bank to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission.

8.2	No Third Parties Benefited

This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their successors and assigns. No trust fund is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

8.3	Notices

All notices given under this Agreement shall be in writing and shall be effectively served upon delivery, or if mailed, upon the first to occur of receipt or the expiration of forty-eight hours after deposit in first-class or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature. Those addresses may be changed by either party by notice to the other party.

8.4	Attorneys’ Fees

If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the Loan Documents or the Loan, including any alleged tort action, regardless of which party commences the action, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees in the action or proceeding, in addition to costs and expenses otherwise allowed by law. In all other situations, including any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, Borrower agrees to pay all of Bank’s costs and expenses, including attorneys’ fees, which may be incurred in any effort to collect or enforce the Loan or any part of it or any term of any Loan Document. From the time(s) incurred until paid in full to Bank, all sums shall bear interest at the default rate provided in the Note.

8.5	Heirs, Successors and Assigns

The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement without the prior written consent of Bank. Bank shall have the right to transfer the Loan to any other persons or entities without the consent of or notice to Borrower. Without the consent of or notice to Borrower, Bank may disclose to any prospective purchaser of any securities issued by Bank, and to any prospective or actual purchaser of any interest in the Loan or any other loans made by Bank to Borrower, any financial or other information relating to Borrower, the Loan or the Property.

8.6	Interpretation

The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” Whenever Borrower is obligated to pay or reimburse Bank for any attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.

8.7	Miscellaneous

This Agreement may not be modified or amended except by a written agreement signed by the parties. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to Bank for the faithful performance of this Agreement and the other Loan Documents. Time is of the essence in the performance of this Agreement and the other Loan Documents. This Agreement shall be governed by California law.

8.8	Integration and Relation to Loan Commitment

The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Agreement. The Loan Documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan Documents, including any loan commitment issued to Borrower.

8.9	Relationships with Other Bank Customers

From time to time, Bank may have business relationships with Borrower’s customers, suppliers, contractors, tenants, partners, shareholders, officers or directors, with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that in no event shall Bank be obligated to disclose to Borrower any information concerning any other Bank customer. Borrower further agrees that Bank may extend credit to those parties and may take any action it may deem necessary to collect any such credit, regardless of any effect the extension or collection of such credit may have on Borrower’s financial condition or operations.

Borrower: Super Micro Computer, Inc., a California corporation		BANK OF AMERICA, N.A.

X	/s/ Charles Liang	X	/s/ Judy Jensen
	Charles Liang, President		Judy Jensen, Vice President

X	/s/ Sara Liu
Sara Liu, Treasurer

Address:		Address:
980 Rock Avenue		P.O. Box 1186
San Jose, CA 95131		Rancho Cordova, CA 95741